Exhibit 5.1

K&L Gates LLP

925 4th Ave., Suite 2900, Seattle, WA   98104-1158

(206) 623-7580

July 7, 2008

Chemokine Therapeutics Corp.

1727 West Broadway, Suite 400

Vancouver, British Columbia

V6J 4S5

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 No. 333-150140 (the “Registration Statement”) as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration for resale of (a) 11,149,827 outstanding shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Chemokine Therapeutics Corp., a Delaware corporation (the “Company”), and (b) 11,149,827 shares of Common Stock (the “Warrant Shares”) issuable by the Company upon the exercise of outstanding warrants (the “Warrants”).  The Shares and Warrants were issued and sold by the Company in two private placements pursuant to certain Subscription Agreements for Units between the Company and the investors listed as Selling Stockholders in the Registration Statement, which Subscription Agreements were accepted by the Company on February 7, 2008 and June 13, 2008.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, and the corporate actions of the Company that provide for the issuance of the Shares and the Warrant Shares, and we have made such other investigation as we have deemed appropriate.  As to certain matters of fact that are material to our opinion, we have relied upon a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that (i) the Shares have been duly authorized for issuance by the Company and are validly issued, fully paid and nonassessable and (ii) the Warrant Shares have been duly authorized and reserved for issuance, and, when issued and sold in accordance with the terms of the Warrants applicable to the Warrant Shares, and the exercise price therefore has been paid to the Company, the Warrant Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, and to the reference to this firm in the related Prospectus under the caption “Legal Matters”.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

K&L Gates LLP